THIS AGREEMENT made this 22 day of July, 2013.

B E T W E E N:

Brazo River Technologies, LLC

(hereinafter referred to as the "Vendor")

OF THE FIRST PART

- and -

Myriad Interative Media Inc

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART.

WHEREAS the Vendor carries on a web marketing business under the trade name "Brazo River Technologies." located at 6615 Sondra Drive, Dallas Texas (the "Business");

AND WHEREAS the Vendor has agreed to sell and the Purchaser has agreed to purchase certain of the assets of the Business upon such terms and conditions as hereinafter set out;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises hereto and the covenants hereinafter contained and other good and valuable consideration (the sufficiency and receipt of which is hereby acknowledged by all parties), the parties hereto agree as follows:

ARTICLE I – RECITALS

1.01 The recitals hereto are true and correct.

ARTICLE II – DEFINITIONS

2.01 In this Agreement, unless the context otherwise requires, the following terms shall have the following meaning:

(a) "Agreement" means this agreement and any schedules and attachments to this agreement, and the words "herein", "hereof", "hereunder", and any similar words or expressions shall mean this Agreement;

(b) "Asset Purchase Price" means the aggregate purchase price set forth in paragraph 4.01 hereof subject to adjustment as provided for in paragraph 4.03 hereof;

(c) "Business" means the business of the Vendor described in the recitals hereto and carried out at the Leasehold Premises;

(d) "Closing Date" means the 1 day of October, 2012 or such other date as may be mutually agreed upon in writing by the parties hereto;

(e) "Equipment" means all equipment, leasehold improvements, furnishings and accessories of all kinds used in connection with the Business, including, without limiting the generality of the foregoing, those listed in Schedule "A" attached hereto;

(f) "Goodwill" means the goodwill of the Business, together with the exclusive right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor;

(g) "Inventory" means all useable inventories of food products and other stock in trade owned by the Vendor and acquired for the purpose of the Business but not yet consumed as of the Closing Date;

(h) "Leasehold Premises" means those premises occupied by the Vendor municipally known as Unit No. *, * Street, Dallas, Texas and "Lease" means the lease for the Leasehold Premises, dated the * day of *, 20** between * as Landlord and * as Tenant;

(i) "Purchased Assets" means the aggregate of assets described in paragraph 3.01 hereof; and

(j) "Time of Closing" means the hour of 3:00 o'clock in the afternoon on the Closing Date.

2.02 The insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

2.03 In this Agreement, where the context requires, words importing the singular include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

2.04 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

2.05 All dollar amounts referred to in this Agreement are in Canadian funds.

ARTICLE III - PURCHASED ASSETS

3.01 Subject to the terms and conditions of this Agreement, the Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Vendor all of the following assets:

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(a) 100% Ownership Rights to The MyMobilePoints Application

ARTICLE IV - ASSET PURCHASE PRICE

4.01 The aggregate purchase price for the Purchased Assets is the sum of 7.5 Million Shares of the Purchaser’s previously authorized but issued common stock.

4.02 The Asset Purchase Price shall be payable by the Purchaser to the Vendor as follows:

(a) a certificate in the sum of SEVEN MILLION FIVE HUNDRED THOUSAND (7,500,000) Shares, made payable to Brazo River Technologies, LLC, shall be submitted at the time of closing this Agreement.

(b) a further ONE MILLION SHARES (1,000,000) Shares, made payable to Ticker Logix, Inc. for advisory services shall also be paid on the closing of this agreement.

4.03 The Vendor and the Purchaser hereby agree that the Purchase Price is allocated among the Purchased Assets as follows:

(a) 100% Ownership Rights to The MyMobiPoints Application:

(i) Source Code Delivery 7,000,000

(ii) MyMobiPoints Domain 500,000

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ARTICLE V - CLOSING

5.01 The sale and purchase of the Purchased Assets provided for in this Agreement shall be formally closed at a place to be mutually agreed upon by the parties’ solicitors at the Time of Closing or such other time mutually agreed upon by the parties hereto.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01 The Vendor represents and warrants to the Purchaser and acknowledges, that the Purchaser is relying on such representations and warranties as follows:

(a) the Vendor is a resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada);

(b) the Purchased Assets are owned by the Vendor as the beneficial owner thereof and, as at the Time of Closing, the Vendor shall have good and marketable title thereto free and clear of any mortgages, liens, charges, pledges, claims or encumbrances of any nature and kind whatsoever;

(c) that no person or legal entity other than the Purchaser has any agreement or option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase of the Purchased Assets;

(d) there are no actions, suits or proceedings pending or threatened against or affecting the Vendor in law or in equity, before any federal, provincial, municipal or other government department, commission, board, agency or instrumentality, domestic or foreign, regarding title to or any claim for an interest in the Purchased Assets;

(e) the Vendor holds all proper licenses, permits and authorities as may be required by any government or software licensing authority having jurisdiction there over to carry on the Business and all such licenses, permits and authorities are in good standing and undisputed;

(f) that the directors will not own, operate, finance, be a partner, director or officer or have any interest, either directly or indirectly, in any similar type of business to that of the Business for a period of five (5) years from the Closing Date;

(g) the Vendor will carry on the Business in the ordinary course and in a good and reputable manner until the Closing Date;

(h) the Vendor does not have any information or knowledge of any facts relating to the Purchased Assets of the Business which if known to the Purchaser might reasonably be expected to deter the Purchaser from completing the transaction herein contemplated;

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(i) that all taxes and other government levies in connection with every aspect of the Business have been or shall be fully paid up to the Closing Date.

6.02 The Purchaser represents and warrants to the Vendor, and acknowledges that the Vendor is relying on such representation and warranty as follows:

(a) that the Purchaser is a non-Canadian within the meaning of the Investment Canada Act.

6.03 Unless waived in accordance with the provisions of this Agreement, the parties hereto agree that notwithstanding the Closing of this transaction of purchase and sale of the Purchased Assets contemplated herein, the representations and warranties contained in this Agreement shall survive Closing.

ARTICLE VII - CONDITIONS ON CLOSING

7.01 The Purchaser shall not be obliged to complete the transaction herein provided for unless, at the Time of Closing, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived by the Purchaser in whole or in part, in writing at any time; and the Vendor shall use his best efforts to ensure that such conditions are fulfilled on or before the Time of Closing:

(a) the representations and warranties set forth in paragraph 6.01 shall be true and correct in all material respects at the Time of Closing as if such representations and warranties were made at the Time of Closing and a certificate, duly executed by the Vendor, evidencing same shall have been delivered to the Purchaser on closing;

(b) all of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendor on or before the Time of Closing shall have been complied with or performed by the Vendor on or before the Time of Closing;

(c) the Vendor shall deliver to the Purchaser possession of the Purchased Assets;

(d) the Vendor shall deliver to the Purchaser a duly executed Bill of Sale and such other assignments or title documents necessary to properly sell, transfer, assign and convey the Purchased Assets to the Purchaser;

(e) the purchase and sale of the Purchased Assets shall be made in compliance with the Retail Sales Tax Act of Ontario and the Vendor shall deliver to the Purchaser a certificate from the Ministry of Finance pursuant to Section 6 of said Act;

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(f) the Vendor shall deliver to the Purchaser duly executed and proper assignments of all transferable licenses, permits and authorities necessary for the Purchaser to operate the Business after the Time of Closing, including without limiting the generality of the foregoing, an assignment of the existing telephone number;

(g) the Vendor shall deliver to the Purchaser such other documents, materials, or assurances necessary to give effect to the transactions contemplated by the terms of this Agreement;

(h) the Vendor shall deliver to the Purchaser a Non-Competition Covenant agreeing not to compete, either directly or indirectly, in any capacity whatsoever, whether as owner, operator, financier, partner, director or officer, with the Business, and not to have any interest, either directly or indirectly, in any business that is similar to or in competition with the Business, for a period of five (5) years from the Closing , such Non-Competition Covenant to be in a form reasonably acceptable to the solicitor for the Purchaser;

(i) the Vendor shall deliver to the Purchaser an indemnity duly executed by the Vendor with respect to any loss suffered by the Purchaser as a result of any breach of any representation, warranty or covenant contained in this Agreement on the part of the Vendor, such indemnity to be in a form reasonably acceptable to the solicitor for the Purchaser.

7.02 The Vendor shall not be obliged to complete the transaction herein provided forum less, at the Time of Closing, each of the following conditions shall have been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part, in writing at any time; and the Purchaser shall use his best efforts to ensure that such conditions are fulfilled on or before the Time of Closing:

(a) the representations and warranties set forth in paragraph 6.02 shall be true and correct in all material respect at the Time of Closing as if such representations and warranties were made at the Time of Closing and a certificate duly executed by the Purchaser, evidencing same shall have been delivered to the Vendor on Closing;

(b) all the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Purchaser on or before the Time of Closing shall have been complied with or performed by the Purchaser on or before the Time of Closing; and

(b) the Purchaser shall deliver to the Vendor such other documents, materials, or assurances as the Vendor may reasonably request in order to give effect to the transactions contemplated by the terms of this Agreement.

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ARTICLE VIII - CONDITIONS AND FURTHER ASSURANCES

8.01 At any time and from time after the Time of Closing, the Vendor will, at the Purchaser's request and expense, execute and deliver to the Purchaser such further instruments of title and perform all acts reasonably necessary in order to vest and affirm in the Purchaser title to the Purchased Assets.

8.02 The Vendor and the Purchaser agree to execute and file a joint election pursuant to section 167(1) of the Excise Tax Act in order that the Purchased Assets may be purchased by the Purchaser hereunder with no GST payable on closing.

8.03 The Vendor shall provide, at no cost whatsoever, full and dedicated training to the Purchaser (or its principals) concerning all aspects of the Business, including without limitation the introduction of the Purchaser to all of the Vendor's suppliers, for a period of one (1) month, prior to and after the Closing Date, during normal business hours.

8.04 This Agreement is conditional, for a period of ten (10) days from acceptance herein, upon the Purchaser reviewing the source code and satisfying itself as to all the authenticity of the applications development. In the event that the Purchaser, in its absolute and unfettered discretion, is not completely satisfied with the coding in the said application (within such 10 day period) it shall have the right to declare this Agreement null and void and thereafter all deposit money shall immediately be returned to the Purchaser in full, without interest or deduction.

8.05 This Agreement is conditional, for a period of ten (10) days from acceptance herein, upon the Purchaser conducting its due diligence and inspection of the source code and being satisfied with the scalability of the application. The Vendor covenants to give the Purchaser and/or its representatives access to review certain pieces of the source code, service contract agreements, web development statements, etc. during said ten (10) day period so as to allow the Purchaser to conduct its due diligence. This condition is being inserted for the sole benefit of the Purchaser. In the event that the Purchaser does not waive said condition, in writing, within the aforementioned time period, this Agreement shall be null and void and thereafter all deposit monies shall immediately be returned to the Purchaser, in full, without interest or deduction.

ARTICLE IX – NOTICE

9.01 Any notice to be given under or pursuant to the provisions of this Agreement or in any way concerning the same shall be sufficiently given if reduced to writing and personally delivered or mailed by prepaid registered mail addressed to:

If to the Purchaser at:	7 Ingram Drive Suite 128 Toronto, Ontario Canada
If to the Vendor at:	6615 Sondra Drive, Dallas Texas
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or at such other address as any of the parties hereto may hereafter designate by notice given in the manner herein provided, and such notice shall be deemed to have been received when delivered, or if mailed, three (3) days after mailing (excluding Saturdays, Sundays and legal holidays); provided that in the event of postal disruption of any nature or kind whatsoever, any notice required to be given under this Agreement shall be personally delivered to either party hereto at the address specified above.

ARTICLE X - ENTIRE AGREEMENT

10.01 This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior contracts, agreements and undertakings of the parties in connection herewith. No modifications or alterations to this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall a waiver constitute a continuing waiver unless expressly stated to be so.

ARTICLE XI - TIME

11.01 Time shall be of the essence in this Agreement and every part hereof.

ARTICLE XII - SUCCESSORS AND ASSIGNS

12.01 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, as the case may be.

ARTICLE XIII - PROFESSIONAL FEES

13.01 Each of the parties hereto shall be responsible and liable for any of their own legal, accounting or other professional fees and disbursements incurred in connection with the preparation of and transactions arising out of this Agreement.

ARTICLE XIV - SCHEDULE

14.01 The following Schedules shall form part of and be incorporated into this Agreement:

Schedule "A"	Asset List

IN WITNESS WHEREOF the Vendor and the Purchaser have hereunto executed this Agreement under seal.

This undersigned consent to all the provisions in this Agreement, signed this 23 day of July, 2013.

Derek Ivany	Jeffrey Linder
Myriad Interactive Media Inc.	Brazo River Technologies, LLC.
/s/ Derek Ivany	/s/ Jeffrey Linder
Signature	Signature

This undersigned consent to all the provisions in this Agreement, signed this 23 day of July, 2013.

Derek Ivany	Jeffrey Linder
Myriad Interactive Media Inc.	Brazo River Technologies, LLC.
/s/ Derek Ivany	/s/ Jeffrey Linder
Signature	Signature

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